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Exhibit 99

                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE SECOND QUARTER OF FISCAL 2014

Red Bank, N.J. May 14, 2013 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the second quarter of fiscal 2014 which appear below compared with the second quarter of fiscal 2013.

                            2nd Fiscal Qtr.   2nd Fiscal Qtr.    Percentage
                            Ended 4/30/2014   Ended 4/30/2013      Change
                            ---------------   ---------------    ----------
Total Royalty Income          $5,346,449         $6,048,364       -11.61%
Net Income                    $5,140,001         $5,842,545       -12.02%
Distribution per Unit           $0.56              $0.64          -12.50%

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession. Under the Mobil Agreement, higher average gas prices and higher average exchange rates offset the decline in gas sales in the second quarter of fiscal 2014. Under the OEG Agreement, lower gas sales and lower average gas prices offset higher average exchange rates leading to reduced gas royalties in the second quarter of fiscal 2014. Relevant details are shown below.

                            2nd Fiscal Qtr.   2nd Fiscal Qtr.    Percentage
                            Ended 4/30/2014   Ended 4/30/2013      Change
                            ---------------   ---------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               7.651             8.656            -11.61%
Gas Prices (Ecents/Kwh)(2)      2.6635            2.4352            + 9.38%
Average Exchange Rate (3)      $1.3776           $1.3105            + 5.12%
Gas Royalty Income            $3,225,728        $3,175,013          + 1.60%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 24.355            26.508            - 8.12%
Gas Prices (Ecents/Kwh)         2.7096            2.9002            - 6.57%
Average Exchange Rate          $1.3774           $1.3105            + 5.10%
Gas Royalty Income            $1,487,638        $1,698,860          -12.43%

    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers


Trust expenses for the second quarter of fiscal 2014 decreased 1.34%, or $2,863, to $211,568 from $214,431 in the second quarter of fiscal 2013. This decrease was due primarily to reduced German legal expenses.


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The decrease in total royalty income during the first six months of fiscal
2014 (as shown in the table below) was due primarily to lower gas sales under both the Mobil and the OEG Agreements.

                              Six Months         Six Months       Percentage
                            Ended 4/30/2014    Ended 4/30/2013      Change
                            ---------------    ---------------    ----------

Total Royalty Income          $10,641,982        $11,844,198       -10.15%
Net Income                    $10,098,809        $11,315,555       -10.75%
Distribution per Unit            $1.10              $1.23          -10.57%


The previously declared distribution of 56 cents per unit will be paid on May 28, 2014 to owners of record as of May 15, 2014. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.